STEWART ENTERPRISES, INC.


                                    AND


                              CITIBANK, N.A.,


                                AS TRUSTEE




                            ___________________


                       FIRST SUPPLEMENTAL INDENTURE

                        DATED AS OF APRIL 24, 1998

                            ___________________




                 SUPPLEMENTING AND AMENDING THE INDENTURE
                                DATED AS OF
                             DECEMBER 1, 1996

     THIS  FIRST  SUPPLEMENTAL  INDENTURE,  dated  as of April 24, 1998, is between  STEWART  ENTERPRISES,  INC.,  a  corporation  duly  organized  and existing under the laws of the State of Louisiana (herein called the "Company"), having its principal office at 110 Veterans Boulevard, Metairie, Louisiana 70005, and CITIBANK, N.A., a national banking association, as Trustee (herein called the "Trustee"). Any capitalized term used in this First Supplemental Indenture and not defined herein shall have the meaning specified in the Original Indenture (as defined below).

                      RECITALS OF THE COMPANY

     The Company heretofore has made, executed and delivered to the Trustee an Indenture dated as of December 1, 1996 (the "Original Indenture," and as supplemented and amended by this First Supplemental Indenture, the "Indenture") to provide for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness of the Company (herein called the "Securities"), to be issued in one or more series as provided in the Original Indenture.

     The Company has duly authorized and issued a series of $100,000,000 of its 6.70% Notes due December 1, 2003 as Securities pursuant to the Original Indenture.

     It is deemed desirable to supplement and amend the Original Indenture to clarify the terms under which a series of remarketable or redeemable Securities will be issued under the Indenture.

     Section 901 of the Original Indenture provides that under certain conditions the Company and the Trustee, may, without the consent of any Holders of Securities, from time to time and at any time, enter into an indenture or indentures supplemental thereto, for the purpose, among other things, of adding any additional Events of Default for the protection of the Holders with respect to all or any series of the Securities (and if such Event of Default is applicable to less than all series of the Securities specifying the series to which such Event of Default is applicable), establishing the form or terms of Securities of any series as permitted by Sections 201 and 301 of the Indenture, curing any ambiguity therein or supplementing any provision contained therein which may be defective or inconsistent with any other provision contained therein or making any other provisions as the Company may deem necessary or desirable, provided that no such action shall adversely affect the interest of the Holders of Securities.

     All things necessary to authorize the execution and delivery of this First Supplemental Indenture, to effect the modifications of the Original Indenture provided for in this First Supplemental Indenture, and to make the Original Indenture, as supplemented and amended by this First Supplemental Indenture, a valid agreement of the Company, in accordance with its terms, have been done.

     The entry into the First Supplemental Indenture by the parties hereto is in all respects authorized by the Original Indenture.

     NOW, THEREFORE, THIS INDENTURE WITNESSETH:

     For and in consideration of the premises, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Securities or of a series thereof, as follows:

                           ARTICLE ONE
                           CONSTRUCTION

        Section 1.1.    CONSTRUCTION.     All   references  herein  to
Articles and Sections are references to Articles and Sections of this First Supplemental Indenture and all references to Articles and Sections of the Original Indenture specify such Original Indenture.

                           ARTICLE TWO
              MODIFICATION OF THE ORIGINAL INDENTURE

        Section 2.1.    AMENDMENT OF  SECTION  101 OF THE ORIGINAL
INDENTURE.   Section  101  of the Original Indenture is hereby  amended  by adding the following new definitions, which shall be inserted in the definitions in appropriate alphabetical order:

          "Remarketable Or Redeemable Securities" means remarketable or redeemable Securities issued by the Company pursuant to the provisions of Section 301, Section 312 and the other provisions of this Indenture.

          "Remarketing Agreement" means a remarketing agreement between the Company and the Remarketing Dealer relating to the Remarketable Or Redeemable Securities, as may be specified in Board Resolutions or a supplemental indenture establishing a series of Remarketable Or Redeemable Securities.

          "Remarketing Date" means, with respect to a particular series of Remarketable Or Redeemable Securities, the "Remarketing Date" as set forth in such Securities.

          "Remarketing Dealer" means NationsBanc Montgomery Securities LLC and its successors and assigns.

        Section 2.2.     AMENDMENT OF ARTICLE THREE OF THE ORIGINAL
INDENTURE.   Article Three of the Original Indenture is hereby  amended  by adding a new Section 312, which shall read in its entirety as follows:

          SECTION 312. REMARKETABLE OR REDEEMABLE SECURITIES. Without limiting the provisions of Section 301, the Company may by action taken pursuant to a Board Resolution or a supplemental indenture establish one or more series of Remarketable Or Redeemable Securities for authentication and delivery pursuant to the terms of this Indenture.

        Section 2.3.     AMENDMENT OF SECTION 501 OF THE ORIGINAL
INDENTURE. Section 501 of the Original Indenture is amended by deleting the period following Section 501(8), inserting a semicolon in lieu thereof, adding the word "or" after such semicolon and inserting a new
Section 501(9) which shall read in its entirety as follows:

          (9) Failure to pay principal of or accrued interest to the Holders of any series of Remarketable Or Redeemable Securities on the Remarketing Date.

        Section 2.4. AMENDMENT OF SECTION 1104 OF THE ORIGINAL INDENTURE. Section 1104 of the Original Indenture is amended by adding to the end of such Section the following sentence:

     Notwithstanding the foregoing, no notice shall be required of the Company's optional or mandatory redemption of Remarketable Or Redeemable Securities on the Remarketing Date specified for such series.

        Section 2.5. AMENDMENT OF SECTION 1105 OF THE ORIGINAL INDENTURE. Section 1105 of the Original Indenture is amended by adding to the end of such Section the following sentence:

     Notwithstanding the foregoing, in connection with the optional or mandatory redemption of Remarketable Or Redeemable Securities, the Redemption Price must be deposited by the Company with the Trustee in time for the Trustee to pay the Holders of the Remarketable Or Redeemable Securities on the Remarketing Date in accordance with customary procedures of the Trustee.

                           ARTICLE THREE
                             THE ROARS

        Section 3.1. TITLE, TERMS AND FORM. There is hereby established a series of Securities to be issued under the Indenture that have the terms set forth in this ARTICLE THREE of this First Supplemental Indenture.

     The title of the Securities of the series is "6.40% Remarketable Or Redeemable Securities (ROARS{SM}) Due May 1, 2013 (Remarketing Date May 1,
2003)" (the "ROARS"). In connection with the issuance of the ROARS, the Company will enter into a Remarketing Agreement, dated as of the date of the issuance of the ROARS, with the Remarketing Dealer. The Remarketing Date for the ROARS will be May 1, 2003. The stated maturity for the ROARS will be May 1, 2013 (the "Stated Maturity Date").

     The aggregate principal amount of the ROARS that may be authenticated and delivered under this Indenture (except for ROARS authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other ROARS pursuant to Section 304, 305, 306, 906 or 1107 of the Original Indenture) is limited to $200,000,000 (Two Hundred Million Dollars).

     The ROARS will bear interest at 6.40% per annum for the period from the date of their original issuance to the Remarketing Date. If the ROARS are purchased by the Remarketing Dealer on the Remarketing Date, on and after the Remarketing Date the ROARS will bear interest at the rate determined by the Remarketing Dealer in accordance with Section 3.4 (the "Interest Rate to Maturity").

     The ROARS will bear interest from the date of their original issuance, payable semi-annually on November 1 and May 1 of each year (each, an "Interest Payment Date"), commencing November 1, 1998, to the Persons in whose names the ROARS are registered at the close of business on the preceding October 15 and April 15, respectively (whether or not a Business
Day) (each, a "Regular Record Date"); provided, however, that interest payable on the Remarketing Date and on the Stated Maturity Date will be payable to the Person to whom principal shall be payable. Interest payments will be in the amount of interest accrued from and including the next preceding Interest Payment Date (or from and including the date of the original issuance of the ROARS if no interest has been paid or duly provided for with respect to the ROARS) to but excluding the relevant Interest Payment Date, the Remarketing Date or the Stated Maturity Date, as the case may be. Interest on the ROARS shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

     The ROARS will be unsubordinated and unsecured obligations of the Company and will rank pari passu in right of payment with all other unsubordinated and unsecured indebtedness of the Company. The ROARS will be issued in denominations of $100,000 or integral multiples of $1,000 in excess thereof. No ROARS shall be issuable as Bearer Securities. The ROARS shall be denominated, and principal of and interest on the ROARS shall be payable, in U.S. dollars. Prior to or on the Remarketing Date, the ROARS shall not be subject to the satisfaction, discharge and defeasance provisions of Section 403 of the Original Indenture, but shall be subject to such provisions after the Remarketing Date.

     The ROARS will be issued in fully registered book-entry form, will be a "Book-Entry Security" under the Indenture and will be represented by one or more fully registered global securities (the "Global Securities")
deposited  with  or  on  behalf  of  the  Depository Trust Company  or  its successor as Depository under the Indenture (the "Depository") and registered in the name of the Depository or its nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depository (with respect to its participants' interests) and the Depository's participants (with respect to beneficial owners of the ROARS ("Beneficial Owners")). So long as the Depository or its nominee is the registered owner of a Global Security, such registered owner will be considered the sole owner or Holder of the ROARS represented by such Global Security for all purposes under the Indenture.

     Payments of principal of and interest on ROARS represented by a Global Security registered in the name of the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such ROARS. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such ROARS will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such ROARS or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The ROARS may be transferred or exchanged only through a participant in the Depository.

     The ROARS are not subject to any sinking fund, and, except as provided in Sections 3.2, 3.5 and 3.6, the ROARS shall not be redeemable prior to their Stated Maturity Date.

     The ROARS shall be in substantially the form of Security attached hereto as Exhibit A, with such additions and changes not contrary to the Indenture as any officer delivering the Security shall, in his discretion, approve, such approval to be conclusively evidenced by his delivery thereof.

        Section 3.2. MANDATORY TENDER ON REMARKETING DATE; PURCHASE AND SETTLEMENT. (a) If the Remarketing Dealer gives notice to the Company and the Trustee on the fifth Business Day prior to the Remarketing Date (the "Notification Date") at no later than 4:00 p.m. New York City time of its intention to purchase the ROARS for remarketing, each Security will be automatically tendered, or deemed tendered, to the Remarketing Dealer for purchase on the Remarketing Date in accordance with Section 3.2(b) below, except as set forth in Section 3.5 and 3.6 below. The purchase price for the ROARS to be paid by the Remarketing Dealer will be equal to 100% of the principal amount thereof, and the Company will pay accrued interest, if any, to the Remarketing Date. If the ROARS are tendered for remarketing, the Remarketing Dealer may remarket the ROARS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. From and after the Remarketing Date, the ROARS will bear interest at the Interest Rate to Maturity. If the
Remarketing Dealer elects to remarket the ROARS, the obligation of the Remarketing Dealer to purchase the ROARS on the Remarketing Date is subject to the conditions set forth in the Remarketing Agreement. If for any reason the Remarketing Dealer does not purchase all ROARS on the Remarketing Date, the Company will be required to redeem the ROARS on the Remarketing Date at a price equal to 100% of the principal amount thereof plus all accrued and unpaid interest, if any, on the ROARS to the Remarketing Date. No Beneficial Owners shall have any rights or claims under the Remarketing Agreement or against the Company or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing the ROARS. Each Holder and Beneficial Owner of a ROARS by its acceptance of ROARS will agree to deliver its ROARS on the Remarketing Date for either purchase or redemption as provided herein.

     (b) Following the Notification Date, the tender and purchase of the ROARS provided for in Section 3.2(a) above shall be effected as follows, subject to Sections 3.5 and 3.6 below:

               (i) All of the ROARS shall be delivered automatically to the account of the Trustee, by book-entry through the Depository pending payment of the purchase price therefor, on the Remarketing Date.

               (ii) The Remarketing Dealer will deliver the purchase price for the ROARS to the Trustee by 3:00 p.m. New York City time on the Business Day immediately preceding the Remarketing Date for payment to the the Depository participant (each, a "Participant") of each Beneficial Owner of ROARS, through the Depository in accordance with the procedures of the Depository, against delivery or deemed delivery through the Depository of such Beneficial Owner's ROARS. The Company will make, or cause the Trustee to make, payment of interest due on the Remarketing Date to the Depository for distribution to each Beneficial Owner of ROARS by book-entry through the Depository by the close of business on the Remarketing Date.

        Section 3.3. MAINTENANCE OF BOOK-ENTRY SYSTEM. (a) The tender and settlement procedures set forth in Section 3.2(b) above shall be subject to modification to the extent required by the Depository or, if the book-entry system is no longer available for the ROARS at the time of the remarketing, to the extent required to facilitate the tendering and remarketing of ROARS in a form other than global form. In addition, the Remarketing Dealer may modify (with the consent of the Trustee to the extent required by the Indenture) the settlement procedures set forth herein in order to facilitate the settlement process in any manner not contrary to the Indenture or adverse to the interests of the Holders of the ROARS; provided that such procedures must, in the reasonable opinion of the Company, allow the Company sufficient time to fund the redemption of the ROARS on the Remarketing Date.

          (b) The Company hereby agrees with the Trustee and the Holders of the ROARS that at all times, (i) it will use its best efforts to maintain the ROARS in book-entry form with the Depository or any successor thereto and to appoint a successor depository to the extent necessary to maintain the ROARS in book-entry form and (ii) it will waive any discretionary right that it otherwise may have under the Indenture to cause the ROARS to be issued in a form other than global form.

        Section 3.4.    DETERMINATION   OF  INTEREST  RATE  TO  MATURITY;
NOTIFICATION THEREOF. If the Remarketing Dealer elects to remarket the ROARS as provided in Section 3.2(a), by 3:30 p.m. New York City time, on the third Business Day immediately preceding the Remarketing Date (the "Determination Date"), the Remarketing Dealer shall determine the Interest Rate to Maturity to the nearest one thousandth (0.001) of one percent per annum. The "Interest Rate to Maturity" shall be equal to the sum of 5.44% per annum (the "Base Rate") and the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the ROARS.

          "Applicable Spread" shall be the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing Dealer on the Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate principal amount of the ROARS at the Dollar Price, but assuming (i) an issue date that is the
     Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date that is the Stated Maturity Date and
     (iii) a stated annual interest rate equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above. The Interest Rate to Maturity announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the ROARS, the Company and the Trustee.

          "Comparable Treasury Issues" means the United States Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated maturity or maturities comparable to the remaining term of the ROARS being purchased by the Remarketing Dealer.

          "Comparable Treasury Price" means, with respect to the Remarketing Date, (a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500), or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on the Determination Date, (i) the average of the Reference Treasury Dealer Quotations (defined below) for the Remarketing Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer
     Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets.

          "Dollar Price" means, with respect to the ROARS, the present value, as of the Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the Remarketing Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below).

          "Reference Corporate Dealer" means each of NationsBanc Montgomery Securities LLC, Bear Stearns & Co., Citicorp Securities, Inc., and two other dealers to be selected by the Company and their respective successors; provided that if any of the foregoing or their affiliates shall cease to be a leading dealer of publicly traded debt securities of the Company (a "Primary Corporate Dealer"), the Remarketing Dealer shall substitute therefor another Primary Corporate Dealer.

          "Reference Treasury Dealer" means each of NationsBanc Montgomery Securities LLC, Bear Stearns & Co., Citicorp Securities, Inc., and two other dealers to be selected by the Company and their respective successors; provided that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), the Remarketing Dealer shall substitute therefor another Primary Treasury Dealer.

          "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m. on the Determination Date.

          "Remaining Scheduled Payments" means, with respect to the ROARS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the Remarketing Date to and including the Stated Maturity Date; provided that if the Remarketing Date is not an Interest Payment Date with respect to the ROARS, the amount of the next succeeding scheduled interest payment thereon, calculated at the Base Rate only, will be reduced by the amount of interest accrued thereon, calculated at the Base Rate only, to the Remarketing Date.

          "Treasury Rate" means, with respect to the Remarketing Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues, assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price for the Remarketing Date.

     If the Remarketing Dealer elects to remarket the ROARS, the Remarketing Dealer will notify the Company, the Trustee and the Depository by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 4:00 p.m. New York City time on the Determination Date of the Interest Rate to Maturity applicable to the ROARS effective from and including the Remarketing Date.

     Upon the occurrence of certain termination events set forth in the Remarketing Agreement, the Remarketing Dealer, in its sole discretion, in lieu of terminating the Remarketing Agreement, at any time between the Determination Date and 10:30 a.m. New York City time, on the Business Day immediately preceding the Remarketing Date, may elect to purchase the ROARS for remarketing and determine a new Interest Rate to Maturity in the manner set forth above in this Section 3.4, except that for purposes of determining the new Interest Rate to Maturity pursuant to this provision, the Determination Date referred to above shall be the date of such election and redetermination. The Remarketing Dealer shall notify the Company, the Trustee and the Depository by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 11:00 a.m. New York City time, on the date of such election, of the new Interest Rate to Maturity applicable to the ROARS. Thereupon, such new Interest Rate to Maturity shall supersede and replace any Interest Rate to Maturity previously determined by the Remarketing Dealer and, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the ROARS on and after the Remarketing Date, the Company and the Trustee. Notwithstanding the foregoing, the Remarketing Dealer, by redetermining the Interest Rate to Maturity upon the occurrence of any such termination event, shall not thereby be deemed to have waived its right to determine a new Interest Rate to Maturity or to terminate the Remarketing Agreement upon the subsequent occurrence of another such termination event. If the Remarketing Dealer elects to purchase the ROARS and redetermine the Interest Rate to Maturity in accordance with the foregoing provisions in this paragraph, the Company will retain the right to redeem the ROARS as specified in Section 3.6, provided that such election shall be made no later than 12:30 p.m. New York City time on the Business Day immediately preceding the Remarketing Date.

        Section 3.5.        MANDATORY REDEMPTION.   Subject  to  the
Remarketing Dealer's right to elect to purchase the ROARS and redetermine the Interest Rate to Maturity described in the immediately preceding paragraph, the Company shall redeem the ROARS as a whole on the Remarketing Date at a price equal to 100% of the principal amount thereof plus all accrued and unpaid interest, if any, on the ROARS to the Remarketing Date in the event that (a) the Remarketing Dealer for any reason does not notify the Company of the Interest Rate to Maturity by 4:00 p.m. New York City time on the Determination Date, (b) prior to the Remarketing Date, the Remarketing Dealer has resigned and no successor has been appointed on or before the Determination Date, (c) at any time after the Remarketing Dealer elects on the Notification Date to remarket the ROARS, the Remarketing Dealer shall have elected to terminate the Remarketing Agreement in accordance with the terms thereof, (d) the Remarketing Dealer does not give notice to the Company and the Trustee by 4:00 p.m. New York City time on the Notification Date of its intention to purchase the ROARS on the Remarketing Date, (e) the Remarketing Dealer for any reason fails to deliver the purchase price of the ROARS to the Trustee by 3:00 p.m. New York City time on the Business Day immediately preceding the Remarketing Date, or (f) the Company fails for any reason to redeem the ROARS following its election to effect such redemption as specified in Section 3.6. In any such case, payment shall be made by the Company through the Trustee to the Participant of each Beneficial Owner of ROARS, by book-entry through the Depository, by the close of business on the Remarketing Date against delivery or deemed delivery through the Depository of such Beneficial Owner's ROARS. No defense or right against the Remarketing Dealer shall relieve the Company of its obligations to the Holders of the ROARS to make such mandatory redemption.

        Section 3.6. OPTIONAL REDEMPTION. (a) Notwithstanding any election by the Remarking Dealer to remarket the ROARS, the tendering of the ROARS for purchase by the Remarketing Dealer shall be subject to the right of the Company to redeem the ROARS as provided in Section 3.6(b) below.

          (b) The Company, in its sole and absolute discretion, shall have the right, upon notice to the Remarketing Dealer and the Trustee not later than 4:00 p.m. New York City time on the Business Day immediately preceding the Determination Date, to irrevocably elect to redeem the ROARS, in whole but not in part, on the Remarketing Date. If the Remarketing Dealer elects to purchase the ROARS and redetermine the Interest Rate to Maturity under the circumstances described in the last paragraph of Section 3.4 above, the Company will retain the right to redeem the ROARS, provided that such election must be made by 12:30 p.m. New York City time on the Business Day immediately preceding the Remarketing Date. If the Company gives such notice to the Remarketing Dealer and the Trustee, then (i) the Remarketing Dealer will be deemed to have elected not to remarket the ROARS, (ii) the Company shall redeem the ROARS from Holders as a whole on the Remarketing Date at a price equal to 100% of the aggregate principal amount of the ROARS plus all accrued and unpaid interest, if any, on the ROARS to the Remarketing Date (such payment to be made by the Company through the Trustee to the Depository for distribution to the Depository Participant of each Beneficial Owner of ROARS, by the close of business on the Remarketing Date against delivery through the Depository of such Beneficial Owner's ROARS) and (iii) the Company will pay to the Remarketing Dealer the Calculation Amount, as defined in the Remarketing Agreement.

        Section 3.7.        PURCHASE OF THE ROARS BY THE COMPANY.   As
long as the Remarketing Agreement is in effect, neither the Company, nor any Person whose acquisition of ROARS would cause such ROARS not to be outstanding, will defease, purchase or otherwise acquire any of the ROARS prior to the Remarketing Date, other than in connection with the fulfillment of its obligation to redeem the ROARS on the Remarketing Date under the circumstances described herein. After the Remarketing Date, the Company may at any time purchase the ROARS at any price in the open market or otherwise. The ROARS so purchased by the Company may, at its discretion, be held, resold or surrendered to the Trustee for cancellation.

        Section 3.8. PAYMENT AND PAYMENT AGENTS. Principal of and interest on the ROARS shall be payable at the office or agency of the Company to be maintained in the Borough of Manhattan, The City of New York, initially at the Corporate Trust Office of the Trustee, 111 Wall Street, New York, New York; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register. Notwithstanding the foregoing, payments of principal and interest on the ROARS represented by one or more Book-Entry Securities will be made as provided above.

                            ARTICLE FOUR
                    ADDITIONAL REPRESENTATIONS
                   AND COVENANTS OF THE COMPANY

        Section 4.1.        AUTHORITY  OF  THE  COMPANY.   The Company
represents and warrants that it is duly authorized by a resolution of the Board of Directors to execute and deliver this First Supplemental Indenture, and all corporate action on its part required for the execution and delivery of this First Supplemental Indenture has been duly and effectively taken.

        Section 4.2.        RECITALS  AND  STATEMENTS.   The Company
warrants that the recitals of fact and statements contained in this First Supplemental Indenture are true and correct, and that the recitals of fact and statements contained in all certificates and other documents furnished hereunder will be true and correct.

                           ARTICLE FIVE
                      CONCERNING THE TRUSTEE

        Section 5.1. ACCEPTANCE OF TRUSTS. The Trustee accepts the trust hereunder and agrees to perform the same, but only upon the terms and conditions set forth in the Original Indenture and in this First Supplemental Indenture, to which the Company and the respective Holders of Securities at any time hereafter outstanding agree by their acceptance thereof.

        Section 5.2.        RESPONSIBILITY  OF  TRUSTEE  FOR RECITALS,
ETC. The recitals and statements contained in this First Supplemental Indenture shall be taken as the recitals and statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

                           ARTICLE SIX
                     MISCELLANEOUS PROVISIONS

        Section 6.1. RELATION TO THE INDENTURE. The provisions of this First Supplemental Indenture shall become effective immediately upon the execution and delivery hereof. This First Supplemental Indenture and all the terms and provisions contained herein shall form a part of the Indenture as fully and with the same effect as if all such terms and provisions had been set forth in the Original Indenture. The Original Indenture is hereby ratified and confirmed and shall remain and continue in full force and effect in accordance with the terms and provision thereof, as supplemented and amended by this First Supplemental Indenture and the Original Indenture and this First Supplemental Indenture shall be read, taken and construed together as one instrument.

        Section 6.2.        COUNTERPARTS   OF   FIRST  SUPPLEMENTAL
INDENTURE. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

        Section 6.3. GOVERNING LAW. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the day and year first above written.

                                   COMPANY

                                   STEWART ENTERPRISES, INC.



                                   By:  /s/ Ronald H. Patron
                                       -----------------------



                                   TRUSTEE

                                   CITIBANK, N.A., as Trustee



                                   By:   Arthur W. Aslanian
                                       -----------------------

        EXHIBIT A IS FILED AS EXHIBIT 4.2 TO THE COMPANY'S FORM 8-K
         TO WHICH THIS FIRST SUPPLEMENTAL INDENTURE IS AN EXHIBIT